Exhibit 99.1

	RE:	Strategic Hotel Capital, Inc.
77 W. Wacker Drive, 46th Floor
Chicago, IL 60601
(312) 658-5000

FOR YOUR INFORMATION:		TRADED: NYSE: SLH

COMPANY CONTACT:		AT FINANCIAL RELATIONS BOARD:
Laurence Geller		Georganne Palffy
CEO and President		General Information
(312) 658-5000		(312) 640-6768

DRAFT

THURSDAY, SEPTEMBER 2, 2004

STRATEGIC HOTEL CAPITAL, INC. ANNOUNCES RESIGNATION OF

CHIEF FINANCIAL OFFICER

CHICAGO, IL – September 2, 2004 – Strategic Hotel Capital, Inc. (NYSE: SLH) today announced that Jim Lyman has resigned as chief financial officer in order to pursue other interests. Mr. Lyman will continue to work with the company through the end of September. The company has retained an executive search firm to help identify qualified candidates to fill the position. Vice President and Controller Monte Huber and his team will be working with Laurence Geller, president and chief executive officer of Strategic Hotel Capital, Inc., until a replacement is named.

Mr. Geller said, “We appreciate Jim’s contributions made during the process of our company’s initial public offering. We wish him well in his endeavors.”

About the Company

Strategic Hotel Capital, Inc., is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 15 properties with an aggregate of 6,192 rooms. For further information, please visit the company’s website at www.shci.com.

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Strategic Hotel Capital, Inc.

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This press release contains forward-looking statements about Strategic Hotel Capital, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including but not limited to the following: the uncertainty of the national economy; economic conditions generally and the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; cash available for capital expenditures; availability of capital; ability to obtain or refinance debt; rising interest rates; rising insurance premiums; competition; demand for hotel rooms in our current and proposed market areas; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.